Exhibit 99.1

News Release

For Immediate Release

Company contacts:

T. Paul Bulmahn, Chairman and President

Albert L. Reese Jr., SVP and Chief Financial Officer

713-622-3311 www.atpog.com

ATP Oil & Gas Corporation Reports Second Quarter 2003 Results

HOUSTON – August 15, 2003 – (PRNewswire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced second quarter 2003 net income of $0.4 million, or $0.02 per share, from oil and natural gas production revenues of $18.6 million. Net income for the six month period ending June 30, 2003 was $2.8 million, or $0.13 per share, from oil and natural gas production revenues of $39.1 million, compared to a loss of $3.2 million, or $0.16 per share, from oil and natural gas production revenues of $46.4 million for the six month period ending June 30, 2002. Net income in the second quarter 2002 was $3.2 million, or $0.16 per share, from oil and natural gas production revenues of $27.7 million. Oil and natural gas production was 322 MBbls and 2,632 MMcf for the second quarter of 2003, and 665 MBbls and 5,566 MMcf for the six months ending June 30, 2003. The Company’s selected operating statistics and financial information, included within this press release, contain additional information on our activities in the second quarter and first half of 2003 and the comparable periods in 2002.

Net cash flow provided by operating activities for the six months ended June 30, 2003 was $34.4 million, as compared to $22.4 million for the same period in 2002, representing a 54% improvement over the corresponding period. These cash flows from operating activities, plus a $10.9 million private offering have been sufficient to cover ATP’s year-to-date 2003 capital expenditures. The Company has replaced more than 200% of 2003’s production through its acquisition activities. Depreciation, depletion and amortization expense per unit produced during the quarter was $1.34 per Mcfe, a 24% improvement from first quarter 2003 DD&A rate of $1.77 per Mcfe, 19% better than second quarter 2002. The improvement in DD&A is reflective of ATP’s growing reserve base and low acquisition and development costs.

ATP executed a senior credit facility in August 2003 which has an initial borrowing base of $110 million, matures in August 2007, and is secured by substantially all of the Company’s Gulf of Mexico assets. The Company’s current senior credit facility slated to mature in 2004 with a $50 million borrowing base and secured by substantially the same assets, was repaid in conjunction with this transaction. In addition, the Company used a portion of the availability to retire the entire amount of its outstanding subordinated note which would have matured in 2005 and carried an interest rate of approximately 16.5%. Through June 30, 2003, ATP’s interest cost under those combined agreements was approximately 11.3% on the $81.3 million outstanding ATP collective debt. The overall interest rate, including associated fees, of the newly executed $110 million senior secured facility is projected to be 8.9%.

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Selected Operating Statistics

Production
Natural gas (MMcf)	2,632	5,552	5,566	10,028
Oil and condensate (MBbls)	322	385	665	812

Natural gas equivalents, (MMcfe)	4,564	7,864	9,559	14,899

Average Prices (includes effect of settled derivative activities)
Natural gas (per Mcf)	$3.33	$3.10	$3.16	$2.92
Oil and condensate (per Bbl)	26.19	23.51	27.62	20.90
Natural gas, oil and condensate (per Mcfe)	3.77	3.35	3.77	3.10
Lease operating expense (per Mcfe)	0.81	0.45	0.77	0.49

Other Expenses, per Mcfe
General and administrative	$0.73	$0.33	$0.69	$0.34
Depreciation, depletion and amortization	1.34	1.66	1.45	1.67

Selected Financial Data
(In Thousands, Except Per Share Data)
Oil and gas revenues, including settled derivatives(1)	$17,207	26,312	$35,972	$46,199

Net income (loss)	$431	$3,171	$2,829	$(3,192)
Per share, basic and diluted	$0.02	$0.16	$0.13	$(0.16)
Average shares outstanding—basic	22,481	20,314	21,413	20,314
Average shares outstanding—diluted	22,584	20,456	21,558	20,314

(1)	See oil and gas revenue reconciliation on the last page of this press release.

Developments and Acquisitions

Gulf of Mexico

During the first half of 2003, ATP brought Eugene Island 71 and West Cameron 101 to production. ATP is the operator and has a 100% working interest in each of these two properties. Development at West Cameron 284 continued throughout the second quarter of 2003 with first production commencing in July 2003. West Cameron 284 was developed by installing a caisson and drilling and completing a horizontal and a vertical well. ATP has a 75% working interest and is the operator of West Cameron 284.

Company operated developments at Garden Banks 142/186/187 (Matia/Cabrito) and Ship Shoal 358 are on schedule and should commence production later this year. At Matia/Cabrito, ATP has an 80% working interest, and at Ship Shoal 358, ATP has a 51% working interest. Each property will be developed with two wells drilled from a platform located on each property. To improve the economics on each development, ATP will recycle and relocate two existing platforms from the Company’s Vermilion 410 development, which is simultaneously being abandoned. A significant component of the platform structure has been installed at each of the respective developments. The relocation of the platform structures is expected to be completed in the third quarter. The Company expects to drill the four wells in the second half of this year with some well completions possibly extending into the first quarter of next year.

ATP acquired two properties in the Gulf of Mexico in 2003. The first acquisition, West Cameron 663, was acquired at the annual OCS Central Gulf of Mexico Offshore Lease Sale held March 19, 2003. West Cameron 663 contains proved reserves and is located in approximately 366 feet of water in close proximity to the Company’s Matia/Cabrito project. The discovery well on West Cameron 663 was drilled to a depth of 9063 feet in 1985 with proved hydrocarbons at approximately 7800 feet measured depth. ATP operates West Cameron 663 with a 100% working interest. The second acquisition, West Cameron 432, is located in approximately 109 feet of water. ATP expects to begin development operations on West Cameron 432 in 2004 from an existing platform located on West Cameron 432. ATP operates West Cameron 432 with a 100% working interest.

U.K. Sector North Sea

The Company announced that its subsidiary, ATP Oil & Gas (UK) Limited (ATP), has been awarded two licenses in the UKCS 21st Licensing Round. ATP will receive a 100% equity interest and operatorship of North Sea Blocks 2/10 and 3/11b, which contain the Emerald oil field along with several undeveloped oil and gas discoveries and additional upside potential. ATP’s analysis indicates that there may be substantial remaining oil reserves in the Emerald structure. ATP will also receive a 50% equity interest in North Sea Block 49/30b which includes an undeveloped gas discovery.

The Company’s first UK Sector North Sea development, Helvellyn, is expected to commence production in the second half of 2003. We had expected first production in the second quarter of this year; however, we became aware that certain of the modifications at the host platform were not completed and we encountered further delays in our efforts to commence production. During the second half of 2003, we will begin a required intervention on the well and the operator of the host platform is expected to complete the necessary modifications on the platform. ATP is the operator and has a 50% working and net revenue interest in Helvellyn.

Capital Resources and Liquidity

Second quarter 2003 cash flow was used primarily for previously described development activities and general corporate purposes. During the second quarter 2003, the Company raised $10.9 million (net of offering costs of $0.9 million) through an offering of 4,000,000 shares of common stock.

During August 2003, ATP replaced its existing senior secured revolving credit facility with a new $110 million senior credit facility that matures in August 2007. The new facility’s initial borrowing base is $110 million and is secured by substantially the same assets as the Company’s existing senior secured revolving credit facility.

Conference Call

ATP will host a conference call to discuss second quarter 2003 results on August 15, 2003 at 3:00 p.m. CT. To participate in the live webcast, log on to www.atpog.com ten minutes prior to the start of the call and click on Investor Info/Conference Calls. To listen to the conference call via telephone, contact Isabel Plume at 713-403-5517 for the dial-in number and conference identification number. If you are unable to participate during the live webcast, the call will be archived on our Web site, www.atpog.com, for five business days. A recorded replay can be accessed 24 hours after the call. The rebroadcast number is 1-800-428-6051 and id code 303279.

About ATP Oil & Gas

ATP Oil & Gas is focused on development and production of natural gas and oil in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ National Market.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP’s forward-looking statements are found in our SEC filings.

Balance Sheet

(In Thousands)

	June 30, 2003	December 31, 2002
Assets	(unaudited)
Current assets
Cash and cash equivalents	$5,536	$6,944
Restricted cash	—	414
Accounts receivable (net of allowance of $1,266)	27,043	24,998
Deferred tax asset	1,556	1,628
Other current assets	3,388	3,245

Total current assets	37,523	37,229

Oil and gas properties
Oil and gas properties (using the successful efforts method of accounting)	412,313	355,088
Less: Accumulated depreciation, depletion, impairment and amortization	(240,955)	(236,052)

Oil and gas properties, net	171,358	119,036

Furniture and fixtures (net of accumulated depreciation)	770	810
Deferred tax asset	20,057	21,580
Other assets, net	2,296	3,400

Total assets	$232,004	$182,055

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accruals	$47,842	$35,336
Current maturities of long-term debt	—	6,000
Asset retirement obligation	5,659	—
Derivative liability	6,442	9,592

Total current liabilities	59,943	50,928
Long-term debt	80,537	80,387
Asset retirement obligation	16,495	—
Deferred revenue	1,019	1,111
Other long-term liabilities and deferred obligations	20,603	11,082

Total liabilities	178,597	143,508

Shareholders’ equity
Preferred stock: $0.001 par value, 10,000,000 shares authorized; none issued	—	—
Common stock: $0.001 par value, 100,000,000 shares authorized; 24,571,196 issued and 24,495,356 outstanding at June 30, 2003; 20,398,007 issued and 20,322,167 outstanding at December 31, 2002	25	20
Additional paid in capital	92,214	81,087
Accumulated deficit	(36,485)	(39,314)
Accumulated other comprehensive loss	(1,436)	(2,335)
Treasury stock	(911)	(911)

Total shareholders’ equity	53,407	38,547

Total liabilities and shareholders’ equity	$232,004	$182,055

Income Statement

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Oil and gas revenues	$18,627	$27,742	$39,107	$46,352

Costs and operating expenses:
Lease operating expenses	3,702	3,542	7,329	7,357
Geological and geophysical expenses	146	54	300	11
General and administrative expenses	3,351	2,556	6,563	5,034
Non-cash compensation expense (general and administrative)	—	244	(39)	487
Depreciation, depletion and amortization	6,095	13,030	13,857	24,890
Accretion expense	718	—	1,447	—
Loss on abandonment	2,655	—	2,655	—

Total costs and operating expenses	16,667	19,426	32,112	37,779

Income from operations	1,960	8,316	6,995	8,573

Other income (expense):
Interest income	22	10	34	26
Interest expense	(2,316)	(2,614)	(4,653)	(5,280)
Other	1,119	45	1,150	89
Loss on derivative instruments	(122)	(879)	(192)	(8,319)

Total other income (expense)	(1,297)	(3,438)	(3,661)	(13,484)

Income (loss) before income taxes and cumulative effect of change in accounting principle	663	4,878	3,334	(4,911)
Income tax benefit (expense)	(232)	(1,707)	(1,167)	1,719

Income (loss) before cumulative effect of change in accounting principle	431	3,171	2,167	(3,192)
Cumulative effect of change in accounting principle, net of tax	—	—	662	—

Net income (loss)	$431	$3,171	$2,829	$(3,192)

Basic and diluted income (loss) per common share:
Income (loss) before cumulative effect of change in accounting principle	$0.02	$0.16	$0.10	$(0.16)
Cumulative effect of change in accounting principle, net of tax	—	—	0.03	—

Net income (loss) per common share	$0.02	$0.16	$0.13	$(0.16)

Weighted average number of common shares:
Basic	22,481	20,314	21,413	20,314

Diluted	22,584	20,456	21,558	20,314

Cash Flow Data

(In Thousands)

(Unaudited)

	Six Months Ended June 30,
	2003	2002
Cash flows from operating activities:
Net income (loss)	$2,829	$(3,192)
Adjustments to operating activities	17,459	24,580
Changes in assets and liabilities	14,157	965

Net cash provided by operating activities	34,445	22,353

Cash flows from investing activities:
Additions and acquisitions of oil and gas properties	(40,911)	(11,693)
Additions to furniture and fixtures	(113)	(95)

Net cash used in investing activities	(41,024)	(11,788)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	10,884	—
Payments of long-term debt	(6,000)	(10,000)
Deferred financing costs	—	(158)
Other	287	2

Net cash provided by (used in) financing activities	5,171	(10,156)

Increase (decrease) in cash and cash equivalents	(1,408)	409
Cash and cash equivalents, beginning of period	6,944	5,294

Cash and cash equivalents, end of period	$5,536	$5,703

Hedges, Derivatives and Fixed Price Contracts

(unaudited)

Product and Period	As of 8/14/2003(1)
	Volume	Price $
Gas (MMBtu per day)
3Q03	32,000	3.33
4Q03	27,359	3.70

1Q04	16,400	4.78
2Q04	13,000	4.55
3Q04	13,000	4.55
4Q04	13,000	4.55

ATP also entered into a collar for 3,000 MMBtu per day for the first quarter 2004 with a floor of $4.40 and a ceiling of $5.80 per MMBtu that is not reflected above.

Oil (Bbl per day)
3Q03	1,000	24.48
4Q03	1,000	24.48

The above are hedges, derivatives and fixed price contracts in effect at August 14, 2003. Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.

(1)	The Company has not entered into any hedges, derivatives, or fixed price contracts since its previous earnings release on May 13, 2003.

Oil and Gas Revenue Reconciliation (1)

(In Thousands)

(Unaudited)

	Period Ending June 30, 2003
	Three Months	Six Months
Oil and gas revenues, including the effects of derivative activities	$17,207	$35,972
Hedging ineffectiveness (2) for the period	32	267
Derivative activities previously recognized in earnings (3)	1,388	2,868

Oil and gas revenue per income statement	$18,627	$39,107

(1)	Oil and gas revenues including the effects of settled derivative activities differ from our reported revenues from oil and gas production because such numbers omit the effects of previously recognized changes in the fair market value of derivatives settled during the period. Set forth above is a table reconciling the presented information with revenues from oil and gas production. Oil and gas revenues and oil and gas revenues including the effects of settled derivative activities are presented because of its acceptance as an indicator of the company’s realized cash flow from its oil and gas production during the period for which it is presented.
(2)	Hedging ineffectiveness is the portion of gains (losses) on derivatives that are based on imperfect correlations to benchmark oil and natural gas prices.
(3)	Those amounts were previously recognized in income prior to ATP’s adoption of hedge accounting in accordance with the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended.